Exhibit 4.92

MASTER SERVICES AGREEMENT

Between

Medpace Inc.
an Ohio Corporation
4620 Wesley Avenue
Cincinnati, Ohio 45212

(“MEDPACE”)

and

Amarin Pharma Inc.
a Delaware Company
Mystic Packer Building, 12 Roosevelt Avenue
Mystic, Connecticut, CT 06355

 (“SPONSOR”)

and

Amarin Pharmaceuticals Ireland Limited
an Irish Company
1st Floor, Block 3, The Oval,
Shelbourne Road, Ballsbridge, Dublin 4, Ireland

 (“APIL”)

This MASTER SERVICES AGREEMENT (the “Agreement”), dated as of the date of last signature hereof (the “Effective Date”), is between MEDPACE, SPONSOR and APIL.  MEDPACE, SPONSOR and APIL are sometimes referred to herein individually as a “Party” and together as the “Parties”.
RECITALS:

WHEREAS, SPONSOR is in the business of developing and obtaining regulatory approval of the marketing and sale of pharmaceutical products; and

WHEREAS, MEDPACE is engaged in the business of providing services related to the design and execution of clinical development programs involving drugs, biologics, and medical devices through engagement by its clients, the sponsors of clinical development programs, to perform such services; and

WHEREAS, APIL is an Affiliate of SPONSOR and is a party to this Agreement for the purpose of clarifying which Affiliate of SPONSOR is (1) is responsible for making remittances hereunder and (2) the owner of any Project IP and/or Project Results (as such terms are defined hereunder); and

WHEREAS, SPONSOR desires to engage MEDPACE to perform certain services as set forth hereinafter, all in accordance with and subject to the terms of this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions hereinafter set forth, the Parties agree as follows:

1.	DEFINITIONS

1.1.
“Affiliate” shall mean a corporation or entity controlling, controlled by, or under the common control with SPONSOR, APIL, or MEDPACE, as the case may be. For the purposes of this Agreement, “control” shall mean the direct or indirect ownership of more than 50% of the issued voting shares or other voting rights of the subject entity to elect directors, or if not meeting the preceding criteria, any entity owned or controlled by the subject entity, or owning or controlling the subject entity, at the maximum control or ownership right permitted in the country where such entity exists.

1.2.	“Clinical Study” shall mean each human subject research study to be conducted by MEDPACE on behalf of SPONSOR in accordance with the terms of this Agreement, the relevant Task Order and the relevant Project Protocol.

1.3.	“FDA” shall mean the United States Food and Drug Administration.

1.4.
“GCP” shall mean the ICH Harmonised Tripartite Guideline for Good Clinical Practice and any subsequent versions thereof, together with such other good clinical practice requirements as are specified in the Federal Food, Drug and Cosmetic Act, 21 U.S.C, applicable sections of Title 21 Code of Federal Regulations, and any subsequent amendments thereof, and all local equivalents thereof.

1.5.
“GLP” shall mean current Good Laboratory Practice, as detailed in Title 21 Code of Federal Regulations, Part 58, and the ICH Quality Guidelines, and any subsequent amendments thereof, and all local equivalents thereof.

1.6.
“GMP” shall mean current Good Manufacturing Practice, as detailed in Title 21 Code of Federal Regulations, Part 210 and Part 211, and the ICH Quality Guidelines, and any subsequent amendments thereof, and all local equivalents thereof.

1.7.	“Institution” shall mean the clinical research site at which a particular Investigator conducts a Clinical Study.

1.8.	“Investigator” shall mean the individual who actually conducts a Clinical Study (i.e. under whose immediate direction the Study Drug(s) is administered or dispensed to a Study Subject).

1.9.	“Payment Schedule” shall have the meaning given to the term in Section 2.1.3.

1.10.	“Project Schedule” shall have the meaning given to the term in Section 2.1.3.

1.11.	“Project” shall have the meaning given to the term in Section 2.1.1.

1.12.
“Project Documents” shall mean, with respect to each Project, all documents other than the Project Protocol and Task Orders that are prepared by SPONSOR and/or MEDPACE, which instruct, provide information or otherwise explain the conduct of such Project.

1.13.	“Project Protocol” shall mean the document which describes the Project objectives, design, methodology, statistical considerations and organization of a Project.

1.14.	“Regulatory Agency” means any governmental or regulatory authority in any relevant jurisdictions having jurisdiction over the subject matter of the Projects, including without limitation the FDA.

1.15.
“Regulatory Requirements” means those laws, regulations, codes of conduct and guidelines applicable in the countries in which each Project is being conducted or that are applicable to the class of pharmaceutical product being tested or clinical specialty involved, and any subsequent modifications or amendments thereto.

1.16.	“Services” shall have the meaning given to the term in Section 2.1.1.

1.17.	“SOPs” shall mean standard operating procedures.

1.18.
“Study Drug(s)” shall mean, with respect to each Clinical Study, the active drug(s) and placebo that is the subject of such Clinical Study, as more particularly described in the Task Order applicable thereto.

1.19.	“Study Personnel” shall have the meaning given to the term in Section 3.2.1.

1.20.	“Study Subjects” shall mean an individual who participates in a Clinical Study as a recipient of Study Drug(s).

1.21.	“Subcontractor” shall have the meaning given to the term in Section 2.5.3.

1.22.	Further Definitions:

In addition, the following definitions have the meanings in the Sections corresponding thereto, as set forth below:

Definition	Section
Advance Payment	7.3.1
Change Order	6.1
Claims	17.1
Clinical Study Agreement	3.3.1
Damages	17.1
Final Pass-through Costs Invoice	7.2.10
Internal Audit	19.1.4.1
Internal Audit Report	19.1.4.1
Investigator Expenses	7.2.4
Investigator Fees	7.2.4
Medpace Confidential Information	11.2
Medpace Expenses	7.2.4
Medpace Fees	7.1
Medpace SOPs	19.2.1.1
Regulatory Inspection	19.1.5
Pass-Through Costs	7.2.1
Project Budget	2.1.3

Project IP	13.1
Project Records	15.1
Project Results	12.1
Sponsor Confidential Information	11.1
Sponsor Inspection	19.1.3
Subcontractor SOPs	19.2.2.1
Term	9.1
Task Order	2.1.2
Task Order Change	6.1
Total Medpace Fees	7.1.2

2.	PROJECT SPECIFICATIONS AND CONDUCT OF PROJECT

2.1.	Task Orders

2.1.1.
MEDPACE hereby agrees to perform certain services for SPONSOR for certain projects, including without limitation certain Clinical Studies, (each a “Project”) from time to time in accordance with the terms of this Agreement, the relevant Task Order and the relevant Project Protocol (the “Services”).

2.1.2.
The precise Services to be performed by MEDPACE shall be mutually agreed upon by the Parties and set forth in one or more task orders (each a “Task Order”), in substantially the form attached hereto as Exhibit A.

2.1.3.
Each Task Order shall be signed by an authorized representative of each Party and shall include detailed information concerning a given Project, including a description of the specific services to be provided, Project milestones and target completion dates (“Project Schedule”), a detailed budget (“Project Budget”), a schedule of payments related to the Project Schedule and the Project Budget (“Payment Schedule”), and a copy of the relevant Project Protocol.

2.1.4.
Each Task Order shall contain a transfer of obligations list in conjunction with the relevant Task Order and consistent with the regulations set forth in 21 C.F.R. Section 312, Subpart D (Responsibilities of Sponsors and Investigators) and all other Regulatory Requirements.  Any responsibilities not specifically transferred in the transfer of obligations list shall remain the regulatory responsibility of SPONSOR.

2.2.	Conduct of the Project

Each Project shall be conducted by MEDPACE in strict accordance with:

2.2.1	the terms of this Agreement;

2.2.2	all specifications, requirements and timelines established in the relevant Task Orders;

2.2.3	the relevant Project Protocol, and all amendments thereto;

2.2.4	all agreed SOPs;

2.2.5	GMP and GCP; and

2.2.6	all Regulatory Requirements

2.3.	Project Protocol

2.3.1.	For the avoidance of doubt, MEDPACE shall not be entitled to make or implement any amendment to any Project Protocol without the prior written consent of SPONSOR.

2.4.	Personnel

2.4.1.	MEDPACE shall arrange for appropriately qualified personnel to support its obligations under this Agreement, the relevant Task Order and the relevant Project Protocol (“Medpace Personnel”).

2.4.2.
MEDPACE shall be responsible for ensuring that all Medpace Personnel are qualified by education, training and experience to perform their respective obligations under this Agreement, the relevant Task Order and the relevant Project Protocol.

2.4.3.	MEDPACE shall provide to all relevant Medpace Personnel, subject to the confidentiality provisions of Section 11 of this Agreement, copies of the relevant Project Protocol and the Project Documents.

2.4.4.
MEDPACE shall be responsible for ensuring, at the beginning of each Project, and on an ongoing basis during such Project, that Medpace Personnel are fully informed regarding the Study Drug(s), the conduct of the Project pursuant to the relevant Task Order and Project Protocol, and such Medpace Personnel’s obligations with respect to this Agreement, the relevant Task Order, and the relevant Project Protocol, including compliance with all Regulatory Requirements.

2.4.5.	MEDPACE shall remain fully liable for its, and all Medpace Personnel’s performance of its, obligations hereunder.

2.4.6.
Key personnel for both SPONSOR and MEDPACE shall be identified in the applicable Task Order for each Project.  Prior to their appointment by MEDPACE, SPONSOR shall have the right to review and approve the qualifications of key Medpace Personnel, which approval shall not be unreasonably withheld.  SPONSOR shall, acting reasonably, during the course of each Project, have the right to designate that key Medpace Personnel working on such Project be removed and replaced.  SPONSOR shall have the right to review and approve the qualifications of such replacement key Medpace Personnel prior to their appointment by MEDPACE, which approval shall not be unreasonably withheld.

2.4.7.
MEDPACE shall maintain a consistently high skill level among all key Medpace Personnel (including without limitation any replacement key Medpace Personnel), consistent with its warranty in Section 8.2.4.

2.5.	Subcontractors

2.5.1.
This Section 2.5 shall apply to the appointment of all subcontractors other than Institutions, Investigators and Study Personnel by MEDPACE.  Sections 3.2 and 3.3 shall apply to the appointment of Institutions, Investigators and Study Personnel by MEDPACE.

2.5.2.	MEDPACE may not subcontract any portion of the Services hereunder without the prior written consent of SPONSOR.

2.5.3.
Should MEDPACE subcontract with any third party upon such written consent of SPONSOR (each a “Subcontractor”), MEDPACE shall procure that such Subcontractors comply with all obligations of MEDPACE under this Agreement and any Task Order. The term Subcontractor does not include Institutions, Investigators and Study Personnel.

2.5.4.	MEDPACE shall remain fully liable for its and such Subcontractor’s performance of the Services and the obligations of MEDPACE hereunder.

2.5.5.	Prior to the appointment of any Subcontractor by MEDPACE, MEDPACE shall provide SPONSOR with such details as may be required by SPONSOR regarding the evaluation of such Subcontractor by MEDPACE.

2.6.	Progress Reporting

2.6.1.	MEDPACE shall maintain appropriate systems to provide SPONSOR with regular information regarding the progress of the obligations transferred as detailed in appropriate Task Orders.

2.7.	Data Handling

2.7.1.	MEDPACE shall use validated electronic data processing systems and maintain documentary evidence of this validation.

2.7.2.
MEDPACE shall undertake the processing of Study data in accordance with agreed SOPs, the relevant Task Orders, the relevant Project Protocols, and all Regulatory Requirements.  In particular, MEDPACE must at least have adequate access controls, back-up procedures, data integrity and validation checks, audit procedures and security training to enable compliance with its obligations.

2.7.3.	MEDPACE shall make available to SPONSOR descriptions of MEDPACE’S physical and data security measures, standards and compliance requirements, and such other information as may be requested by SPONSOR.

3.	CLINICAL STUDIES

In addition to all other provisions of this Agreement, the following provisions shall apply specifically to the conduct of all Clinical Studies under this Agreement:

3.1	Commencement of Clinical Studies

3.1.1	MEDPACE shall not commence patient recruitment for a Clinical Study until all appropriate regulatory approvals as detailed in the relevant Task Order have been obtained by SPONSOR and MEDPACE.

3.1.2	MEDPACE shall not commence Study Drug shipment to Investigator sites without the prior written approval of SPONSOR.

3.2	Institutions, Investigators and Study Personnel

3.2.1
Subject to the consent of SPONSOR, MEDPACE shall select appropriate Institutions and appropriately qualified clinical Investigators and study personnel (“Study Personnel”) to conduct each Study in accordance with this Agreement, the relevant Task Order and the relevant Project Protocol.

3.2.2	Prior to conducting any Investigator meetings, MEDPACE shall agree with SPONSOR the extent to which SPONSOR wishes to be involved in such Investigator meetings.

3.2.3
MEDPACE shall be responsible for ensuring that all Investigators and Study Personnel are qualified by education, training and experience to perform their respective obligations under this Agreement, the relevant Task Order and the relevant Project Protocol.

3.2.4	MEDPACE shall provide to all Investigators and relevant Study Personnel, subject to the confidentiality provisions of Section 11 of this Agreement, copies of the relevant Project Protocol and the Project Documents.

3.2.5
MEDPACE shall be responsible for ensuring, at the beginning of each Project, and on an ongoing basis during such Project, that Investigators and Study Personnel are fully informed regarding the Study Drug(s), the conduct of the Project pursuant to the relevant Task Order and Project Protocol, and such Study Personnel’s obligations with respect to this Agreement, the relevant Task Order, and the relevant Project Protocol, including compliance with all Regulatory Requirements.

3.3	Clinical Study Agreements

3.3.1
MEDPACE shall ensure that, prior to the commencement of each Clinical Study, a clinical study agreement, in substantially the form set out in Exhibit B, (each a “Clinical Study Agreement”) shall be put in place with each Institution (and, if applicable, each Investigator).

3.3.2	MEDPACE shall procure compliance by each Institution and each Investigator with the Clinical Study Agreement.

3.4	Deviation from Project Protocol

3.4.1
MEDPACE shall not deviate from the relevant Project Protocol without SPONSOR’s prior written consent, provided however that MEDPACE may deviate from such Project Protocol when necessary to protect the safety, rights or welfare of any Study Subjects.

3.4.2	MEDPACE shall notify SPONSOR of any such deviations in accordance with Regulatory Requirements and the notification obligations set out in the relevant Task Order and Project Protocol.

4.	PROJECT SCHEDULE

4.1
Each Task Order shall contain a Project Schedule setting out Project timelines, milestones and/or target dates for completion of a Project or a portion thereof.   In all events, MEDPACE shall use its best efforts to comply with the Project Schedule in each Task Order.

4.2
If at any time either Party anticipates a delay in meeting the timelines for a given Task Order as set forth in its Project Schedule, either due to changes to the Services requested by SPONSOR, or other causes, then the anticipating Party shall promptly notify the other Party in writing, specifying the reason for the delay and the anticipated effect upon the timelines, milestones or other deliverables.  The provisions of Section 6 (“Change Orders”) shall apply to any anticipated change in the relevant Task Order.

5.	NON-COMPLIANCE BY MEDPACE

5.1
In the event that MEDPACE fails to conduct the Projects and/or perform the Services in accordance with the terms of this Agreement, the relevant Task Orders, and the relevant Project Protocols, MEDPACE shall use its best efforts to remedy such failure (whether by repeating the Services in question or some other action as approved in advance by SPONSOR) at no additional cost to SPONSOR, provided that such failure is not as a result of SPONSOR’s delay or failure to provide agreed deliverables under the relevant Task Order or Project Protocol.

5.2
In the event of a dispute as to whether or not MEDPACE has failed to conduct  the Projects and/or perform the Services in accordance with the terms of this Agreement, the relevant Task Orders, and the relevant Project Protocols, such dispute shall be referred to the CEO of MEDPACE and the Head of R&D of SPONSOR.

5.3	For the avoidance of doubt, nothing in this Section 5 shall affect SPONSOR’s right to terminate this Agreement under Section 9 below.

6.	CHANGE ORDERS

6.1
Any change in the details of a Task Order or the assumptions upon which the Task Order is based (each a “Task Order Change”) may require changes in the Project Budget, Payment Schedule or Project Schedule.  Every such change shall require a written amendment to the Task Order (each a “Change Order”).  Each Change Order shall be in substantially the form set out in Exhibit C and shall detail the requested changes to the applicable task, responsibility, duty, budget, timeline or other matter.  The Change Order will become effective upon the execution of the Change Order by the Parties, and the Change Order will specify the period of time within which MEDPACE must implement the changes.  The Parties agree to act in good faith and promptly when considering a Change Order requested by another Party but no Party is obligated to execute a Change Order.  No Change Order shall become effective unless and until it is signed by the Parties.  Any Task Order Changes that result in additional charges shall be reflected in the Change Order to the affected Task Order, Project Budget or Payment Schedule.

6.2
The Parties will use best efforts to ensure a Change Order has been executed by the Parties prior to the implementation of any Task Order Change.  At a minimum, Medpace will notify the Sponsor in advance of any additional costs incurred by MEDPACE as a result of a Task Order Change that is implemented by MEDPACE before a Change Order is executed.

6.3	The parties agree that:

6.3.1	MEDPACE shall be responsible for all incremental costs which are incurred directly as a result of any Task Order Change requested by MEDPACE; and

6.3.2	SPONSOR shall be responsible for all incremental costs which are incurred directly as a result of any Task Order Change requested by SPONSOR.

7.	PROJECT BUDGET, PAYMENT SCHEDULE, AND TERMS

7.1	MEDPACE Fees

7.1.1	APIL agrees to pay MEDPACE fees for Services rendered (“MEDPACE Fees”) pursuant to the Project Budget and Payment Schedules included in each Task Order.

7.1.2
The total Medpace Fees for each Project (the “Total MEDPACE Fees”) shall be set out in the relevant Task Order and in no event shall APIL be required to pay any amount exceeding the Total MEDPACE Fees unless otherwise agreed in writing by both parties by Change Order(s) in accordance with Section 6 above.

7.1.3	MEDPACE shall issue invoices in respect of MEDPACE Fees in accordance with the Payment Schedule.

7.2	Pass-through Costs

7.2.1
APIL agrees to reimburse MEDPACE for reasonable and necessary pass-through costs identified in the Task Order and incurred by MEDPACE in providing the Services in accordance with the relevant Task Order (“Pass-through Costs”).

7.2.2
Pass-through costs incurred by MEDPACE that are (i) in addition to the total Pass-through Costs identified in the relevant Task Order, or (ii) that are not notified in accordance with Section 6.2, shall not be recoverable by MEDPACE without the prior written approval of Amarin.

7.2.3	Pass-through Costs will be reimbursed by APIL on a direct cost basis i.e. without any mark up being added by MEDPACE.

7.2.4
Pass-through Costs include, but are not limited to, Investigators’ fees (“Investigator Fees”), reasonable and necessary expenses incurred by Investigators (“Investigator Expenses”), reasonable and necessary expenses incurred by Medpace employees (“Medpace Expenses”), CRF printing costs, courier costs, teleconference fees, drug packaging and labeling and pharmacy fees.

7.2.5
MEDPACE shall agree Investigator Fees with each Investigator based upon industry standard rates in the relevant jurisdiction where such Investigator is located.  Upon the request of SPONSOR, MEDPACE shall provide such information as may be reasonably requested by SPONSOR to evidence that such Investigator Fees are based upon the relevant industry standard rates.

7.2.6
All Medpace Expenses must comply with the MEDPACE Travel and Expenses Policy, as approved by SPONSOR on the Effective Date.  MEDPACE shall promptly notify SPONSOR of any amendments to such policy.  Medpace Expenses that are incurred other than in accordance with such policy shall not be recoverable by MEDPACE.

7.2.7
All Pass-through Costs invoiced by MEDPACE must be accompanied by appropriate documentary evidence as required by SPONSOR, such as receipts or other documentation reasonably acceptable to SPONSOR.  Invoices in respect of Pass-through Costs shall be further analyzed into the following categories; (i) Investigator Fees, (ii) Investigator Expenses and (iii) other Pass-through Costs.

7.2.8
In the case of any individual Pass-through Cost item (excluding Investigator Fees) exceeding US$5,000 that is not identified in the relevant Task Order, SPONSOR’s prior written approval must be given for such expense.

7.2.9	MEDPACE shall issue invoices in respect of Pass-through Costs on a monthly basis.

7.2.10
With respect to each Clinical Study, MEDPACE shall use best efforts to issue a final invoice in respect of all outstanding Pass-through Costs (the “Final Pass-through Costs Invoice”) within 90 days of the issue by MEDPACE of the final signed form of Clinical Study Report in accordance with the relevant Task Order; provided that MEDPACE agrees that it shall issue the Final Pass-through Costs Invoice within a maximum of 120 days of the issue by MEDPACE of the final signed form of Clinical Study Report in accordance with the relevant Task Order.  For the avoidance of doubt, once the Final Pass-through Costs Invoice has been issued by MEDPACE, MEDPACE shall not be entitled to recover any additional pass-through costs.

7.3	Advance Payments

7.3.1
If SPONSOR and MEDPACE agree in writing in the relevant Task Order(s) that as part of the Services to be provided under such Task Order(s) that MEDPACE is to enter into agreements with third parties, which include but are not limited to third party advance payments for investigator meetings, vendors, Study Site payments and any payments to investigators, institutions, and site maintenance organizations for services performed that relate to a Study, and obligate itself to making payments to such third parties for services rendered in conducting a Study (as defined in the relevant Task Order(s)), then SPONSOR shall escrow in advance all funds necessary for MEDPACE to meet its current payment obligations under such agreements and those obligations for the upcoming fiscal quarter (including non-cancellable expenses) (an “Advance Payment”).  The request for an Advance Payment should be accompanied by appropriate documentation supporting such a request.

7.3.2
APIL shall make such Advance Payments to MEDPACE within 5 days after receipt of a written invoice in respect of same. Within 5 days of each quarter end, Medpace will provide a statement reconciling Advance Payments made by Sponsor with disbursements of same by Medpace.

7.3.3	For the avoidance of doubt, this Section 7.3 is without prejudice to Section 7.2.

7.4
Subject to Section 7.3.2, APIL shall make payments to MEDPACE within 30 days after receipt of a written invoice and such supporting documentation as required by SPONSOR. A monthly interest rate of 1% above LIBOR will be applied to invoices that remain outstanding for longer than 45 days.

7.5
An exchange rate of 1US Dollar to 1.45 Euro will be included in each Task Order.  Exchange rates will be monitored on a monthly basis.  In the event of exchange rate fluctuations exceeding +/- 2%, all ex-US Pass-through Costs will be adjusted accordingly.

7.6	All sums referred to in each Work Order shall be exclusive of Value Added Tax (VAT).

7.7	APIL shall be authorised to receive invoices and to make remittances under this Agreement. All invoices should be addressed to APIL at the following address:

Accounts Department
Amarin Pharmaceuticals Ireland Limited
1st Floor, Block 3
The Oval, Shelbourne Road
Ballsbridge, Dublin 4
Ireland

With an email copy of each invoice sent to Alan Johnston at APIL at the following email address:

 alan.johnston@amarincorp.com

8.	WARRANTIES AND REPRESENTATIONS

8.1	Acknowledgements:

MEDPACE acknowledges that the Services to be provided hereunder are for the benefit of, and are subject to the oversight of SPONSOR.  MEDPACE acknowledges that SPONSOR is the beneficiary under the terms of this Agreement and each Task Order, and that SPONSOR is entitled to enforce the provisions thereof.

8.2	Representations, Warranties and Covenants of MEDPACE

8.2.1
MEDPACE represents and warrants that it is a corporation with its principal office and place of business at 4620 Wesley Avenue, Cincinnati, Ohio 45212, duly organized, validly existing and in good standing in its place of organization, and is duly qualified to do business.

8.2.2
MEDPACE represents and warrants that the execution and delivery of this Agreement has been validly authorized by all necessary corporate action and that this Agreement represents the valid binding agreement of MEDPACE enforceable in accordance with its terms.  The execution, delivery and performance of this Agreement will not violate any organizational document governing MEDPACE, any agreement to which MEDPACE is a party, or any law or court or governmental order, holding or writ by which MEDPACE is bound.

8.2.3
MEDPACE further warrants that it shall render the Services requested by SPONSOR in accordance with high professional standards, GCP, GLP, and GMP, the agreed SOPs, this Agreement, the Task Orders, the Project Protocols, and, without prejudice to the foregoing, the standard of care customary in the contract research organization industry.

8.2.4
MEDPACE represents and warrants that the personnel assigned to perform Services rendered under this Agreement shall be qualified and professionally capable of performing the Services in accordance with this Agreement, the relevant Task Order, and the relevant Project Protocol, and shall devote such time as is necessary to perform the Services in accordance with this Agreement, the relevant Task Order (including the relevant Project Schedule), and the relevant Project Protocol.

8.2.5
MEDPACE further represents and warrants that it shall perform the Services in compliance with all Regulatory Requirements, including, without limitation, the Federal Food, Drug and Cosmetic Act and the regulations promulgated pursuant thereto, and all future amendments thereto, and all other applicable Regulatory Requirements in all relevant jurisdictions.

8.2.6
MEDPACE represents and warrants that there is no litigation, regulatory investigation or proceeding, administrative hearing or any other similar proceeding pending or threatened against MEDPACE which could adversely affect MEDPACE’s ability to perform the Services.

8.2.7
MEDPACE covenants that each employee, agent, developer, consultant and contractor who has access to, contributes to, or participates in the creation of any Project Results or Project IP hereunder (as such terms are defined in Sections 12 and 13 below) during the Term shall execute a confidentiality agreement in favour of MEDPACE that protects the confidentiality of such Project Results and Project IP and shall execute an assignment or other agreement to assign in favour of MEDPACE all such person’s right, title and interest in the Project Results and Project IP.

8.3	Representations and Warranties of SPONSOR and APIL

8.3.1
SPONSOR represents and warrants that it is a corporation with its principal office and place of business at Mystic Packer Building, 12 Roosevelt Avenue, Mystic, Connecticut, CT 06355, duly organized, validly existing and in good standing in its place of organization, and is duly qualified to do business

8.3.2
APIL represents and warrants that it is a corporation with its principal office and place of business at 1st Floor, Block 3, The Oval, Shelbourne Road, Ballsbridge, Dublin 4, Ireland, duly incorporated and validly existing in its place of incorporation.

8.3.3	SPONSOR and APIL each represents and warrants that the execution and delivery of this Agreement has been validly authorized by all necessary corporate action and that this Agreement represents the valid binding agreement of SPONSOR and APIL enforceable in accordance with its terms.  The execution, delivery and performance of this Agreement will not violate any organizational document governing SPONSOR or APIL, any agreement to which SPONSOR or APIL is a party, or any law or court or governmental order, holding or writ by which SPONSOR or APIL is bound.

8.3.4
SPONSOR and APIL each represents and warrants that there is no litigation, regulatory investigation or proceeding, administrative hearing or any other similar proceeding pending or threatened against SPONSOR or APIL which could adversely affect SPONSOR’s or APIL’s ability to perform its obligations under this Agreement or any Task Order.

9.	TERM AND TERMINATION

9.1	Term

9.1.1	The Agreement shall commence on the Effective Date and shall continue in full force and effect until terminated by the Parties in accordance with the terms hereof (the “Term”).

9.2	Termination by SPONSOR

9.2.1	SPONSOR may forthwith terminate this Agreement or any Task Order with or without cause immediately upon giving MEDPACE written notice of such termination.

9.3	Termination by MEDPACE

9.3.1
MEDPACE may terminate a Task Order upon giving SPONSOR written notice of such termination only if SPONSOR is in material breach of its obligations thereunder and has not cured such default within 10 days after receipt of written notice if the default is the failure to pay MEDPACE any amount due thereunder or within 30 days after receipt of written notice in the event of any other default.

9.4	Consequences of Termination

9.4.1	Upon receipt by MEDPACE and/or SPONSOR of a termination notice, the Parties shall cooperate in good faith to agree on a plan to expeditiously conclude activities with respect to such matter.

9.4.2
As soon as practicable after receipt of such notice, MEDPACE shall transfer to SPONSOR all Project Records, Project Results, Project Documents, unused Study Drug, SPONSOR Confidential Information, and all other data and information in MEDPACE’s possession in any and all formats available, including electronic format and computer files and programs.

9.4.3	In the event of any termination of a Task Order before completion, MEDPACE shall use its best efforts to reduce the costs incurred by SPONSOR as a result of such early termination.

9.4.4
Other than in the event of termination by SPONSOR of this Agreement or any particular Task Order for breach of this Agreement by MEDPACE, as soon as reasonably practicable following receipt of a termination notice, MEDPACE shall submit an itemized accounting of Services performed, MEDPACE Expenses, MEDPACE Fees, Investigator Expenses, Investigator Fees and other non-cancelable Pass-through Costs actually incurred by MEDPACE pursuant to the performance of such Services, and payments received by MEDPACE from SPONSOR, together with any additional information required by SPONSOR,  in order to determine the balance to be paid by the Parties to each other.  Such balance shall be paid within 30 days of approval by SPONSOR of such itemized accounting by MEDPACE.  For the avoidance of doubt, this Section 9.4.4 is without prejudice to Section 7.2.10.

9.4.5
Upon termination for any reason of this Agreement or any Task Orders relating to a particular Study, MEDPACE shall immediately terminate all relevant Clinical Study Agreements that are in place at the date of such termination.

9.4.6	For the avoidance of doubt, the provisions of Section 15.4 shall apply to all queries raised by SPONSOR relating to the Projects after termination of this Agreement or any Task Order.

9.5
In the event that a Clinical Study is terminated by SPONSOR prior to completion for reasons related to the safety and welfare of the Study Subjects, MEDPACE shall notify the relevant regulatory authorities and ethics committees in accordance with the applicable Regulatory Requirements.

10.	COMMUNICATIONS

10.1
Any notice required or permitted under this Agreement shall be in writing and shall be deemed given if (i) delivered personally, (ii) mailed by prepaid, first class, certified mail, return receipt requested, or (iii) sent by express courier service, to the Party to be notified at the addresses set forth below (or such other address as shall be designated by written notice); provided that all notices shall be effective upon receipt thereof:

10.2	If to MEDPACE:

Medpace, Inc.
4620 Wesley Avenue
Cincinnati, Ohio 45212
Attn:  August J. Troendle
Telephone:  (513) 579-9911 x2278

        10.3 If to SPONSOR:

Mystic Packer Building
12 Roosevelt Avenue
Mystic, Connecticut, CT 06355
Attn:  Rene Brackman
Telephone:  +1860 572-4979

With a copy (which shall not constitute notice) to:

Amarin Pharmaceuticals Ireland Limited
1st Floor, Block 3, The Oval,
Shelbourne Road, Ballsbridge,
Dublin 4, Ireland
Attn:  General Counsel
Telephone:  +353 1 6699010

11.  CONFIDENTIALITY

11.1
SPONSOR, may provide confidential information to MEDPACE during the course of this Agreement.  All information provided by SPONSOR, or any of its Affiliates on or prior to the date of this Agreement or data generated, derived or collected by MEDPACE for SPONSOR during the course of performance of the Services is deemed to be the confidential information of SPONSOR (“SPONSOR Confidential Information”).  SPONSOR Confidential Information shall include but is not limited to all information, data and materials, and intellectual property, and any non-public information pertaining to SPONSOR’s business practices or other proprietary information.  During the Term and for a period of 10 (ten) years thereafter, MEDPACE undertakes to treat all SPONSOR Confidential Information as confidential and MEDPACE shall not disclose SPONSOR Confidential Information to any third party, or use SPONSOR Confidential Information for any purpose other than for those set forth under this Agreement or a Task Order, without the prior written consent of SPONSOR.

11.1.1
MEDPACE shall ensure by binding written agreement that its employees, agents, and approved independent contractors involved in the Services (including, without limitation, all Investigators) and any third parties to whom MEDPACE intends to disclose the SPONSOR

Confidential Information with SPONSOR’s prior written consent shall comply with the provisions of Article 11 of this Agreement.  MEDPACE shall disclose SPONSOR Confidential Information only to those of its employees, agents, and independent contractors (including, without limitation all Institutions and Investigators) who strictly need to know SPONSOR Confidential Information for the purpose of MEDPACE performing its obligations hereunder, who have been made aware that the SPONSOR Confidential Information is proprietary and confidential and who either are bound by written obligations of confidentiality to MEDPACE to treat information such as SPONSOR Confidential Information in the strictest confidence as such or who are provided with a copy of the provisions of this Article 11 and agree to be bound by the terms hereof to the same extent as if they were parties hereto.

11.1.2	MEDPACE shall exercise all due care to prevent the unauthorized disclosure and use of SPONSOR Confidential Information.

11.1.3
MEDPACE agrees that its will be responsible for any breach of this Agreement by any officers or employees or approved independent contractors of MEDPACE (including, without limitation all Institutions and Investigators) and agrees to take, at MEDPACE’s sole expense, all necessary measures to restrain officers and employees and approved independent contractors of MEDPACE (including, without limitation all Institutions and Investigators) from prohibited or unauthorized disclosure or use of SPONSOR Confidential Information (including, without limitation, the initiation of court proceedings).

11.2	MEDPACE Confidential Information.

MEDPACE may provide confidential information to SPONSOR during the course of this Agreement (“MEDPACE Confidential Information”).  MEDPACE Confidential Information shall include but is not limited to standard operating procedures, pricing, and financial information provided by MEDPACE or its Affiliates to SPONSOR during the course of performance of the Services, and any non-public information pertaining to MEDPACE’s business practices or other proprietary information.  During the Term and for a period of 10 (ten) years thereafter, SPONSOR undertakes to treat all MEDPACE Confidential Information as confidential and SPONSOR shall not disclose MEDPACE Confidential Information to any third party, or use MEDPACE Confidential Information for any purpose other than for those set forth under this Agreement or a Task Order, without the prior written consent of MEDPACE.

11.2.1	SPONSOR shall ensure by binding written agreement that its employees, agents, and approved independent contractors involved in the Services and any third parties to whom SPONSOR intends to disclose the MEDPACE Confidential Information with MEDPACE’s prior written consent shall comply with the provisions of Article 11 of this Agreement.  SPONSOR shall disclose MEDPACE Confidential Information only to those of its employees, agents, and independent contractors who strictly need to know MEDPACE Confidential Information for the purpose of SPONSOR performing its obligations hereunder, who have been made aware that the MEDPACE Confidential Information is proprietary and confidential and who either are bound by written obligations of confidentiality to SPONSOR to treat information such as MEDPACE Confidential Information in the strictest confidence as such or who are provided with a copy of the provisions of this Article 11 and agree to be bound by the terms hereof to the same extent as if they were parties hereto.

11.2.2	SPONSOR shall exercise all due care to prevent the unauthorized disclosure and use of confidential information associated with the Services.

11.2.3
SPONSOR agrees that its will be responsible for any breach of this Agreement by any officers or employees or approved independent contractors of SPONSOR and agrees to take, at SPONSOR’s sole expense, all necessary measures to restrain officers and employees and approved independent contractors of SPONSOR from prohibited or unauthorized disclosure or use of MEDPACE Confidential Information (including, without limitation, the initiation of court proceedings).

11.3	These confidentiality and nondisclosure provisions shall not apply to:

11.3.1
information which has become lawfully known to the receiving Party before the date hereof, otherwise than in breach of any obligation of confidentiality to the disclosing Party, or which is independently discovered, after the date hereof, without the aid, application or use of the confidential information, as evidenced by written records;

11.3.2	information which is in the public domain on the date hereof or subsequently becomes publicly available through no fault or action of the receiving Party; or

11.3.3	information, which is disclosed to the receiving Party by a third party after the date hererof, authorized to disclose it.

11.4
Subject to Section 11.6, if the receiving Party is requested to disclose confidential information of the disclosing Party or the terms of this Agreement in connection with a legal or administrative proceeding or otherwise to comply with a requirement under applicable Regulatory Requirements, the receiving Party will give the disclosing Party prompt notice of such request so that the disclosing Party may seek an appropriate protective order or other remedy, or waive compliance with the relevant provisions of this Agreement.  The disclosing Party must notify the receiving Party within 10 days that it intends to take action in response to the request for disclosure.  If the disclosing Party seeks a protective order or other remedy, the receiving Party, at the disclosing Party’s expense, will cooperate with and assist the disclosing Party in such efforts.  If any such order or other remedy does not fully preclude disclosure, the receiving Party shall make such disclosure only to the extent that such disclosure is legally required.  Failure of the disclosing Party to intervene shall not relieve the obligations to maintain confidentiality except in so far as the receiving Party must comply with the terms of such order or proceeding compelling disclosure.

11.5
SPONSOR shall be entitled to provide a copy of this Agreement (and any related agreements or documents) to a potential third party acquirer, investor or other commercialization partner provided that the relevant third party has entered into a confidentiality agreement on terms to be agreed between SPONSOR and such relevant third party.

11.6
Subject to Section 11.7, SPONSOR shall be entitled to issue any release, disclosure or filing relating to this Agreement required by applicable Regulatory Requirements or the rules or regulations of any stock exchange on which the securities of SPONSOR or an Affiliate of SPONSOR are listed.

11.7	Upon receipt of written approval from MEDPACE, such approval not to be unreasonably withheld, SPONSOR shall be entitled to issue any press release regarding the execution of this Agreement.

12.	RIGHTS IN PROPERTY

12.1
All materials, documents, data, software and information of every kind and description, including without limitation all Study reports and Study data, and all electronic data files containing all such materials, documents, data, software and information:

12.1.1	supplied to MEDPACE by SPONSOR, APIL or any of their Affiliates; or

12.1.2
prepared, developed, generated, derived or otherwise created by MEDPACE pursuant to this Agreement, (except for the MEDPACE procedural manuals and documented standard operating procedures pre-existing as of the Effective Date),

(collectively “Project Results”)

are and shall be the exclusive and confidential property of APIL.

12.2
APIL and its Affiliates shall have the right to make whatever use they deem desirable of any Project Results.  MEDPACE shall not, without the prior written consent of SPONSOR, publish, disseminate, or otherwise disclose to any third party any Project Results or Project IP (as such term is defined in Section 13.1), or use any such Project Results or Project IP for any purpose other than the performance of this Agreement.

12.3
Any inventions or other intellectual property, including without limitation patents, patent applications, protectable copyrights and trademarks, that may evolve from the Project Results or as the result of Services performed by MEDPACE under this Agreement shall belong exclusively to APIL and MEDPACE agrees to assign all its rights in all such inventions and/or other intellectual property to APIL consistent with the obligations set forth in Article 13 below.

12.4
SPONSOR and APIL acknowledges that all computer programs, software and applications, databases (excluding for the avoidance of doubt all electronic files containing any Project Results), and MEDPACE procedural manuals and documented standard operating procedures that:

12.4.1
have been independently developed without the benefit of any information provided by SPONSOR (including without limitation any SPONSOR data, information, materials or SPONSOR Confidential Information (or derivatives thereof)); and

12.4.2	have not been developed for SPONSOR,

(the “MEDPACE IP”) are the exclusive and confidential property of MEDPACE or the third parties from whom MEDPACE has secured the right of use.  SPONSOR agrees that any improvement, alteration or enhancement made to the MEDPACE IP during the course of any Services performed hereunder, without the benefit of any information provided by SPONSOR or APIL (including without limitation any SPONSOR data, information, materials or SPONSOR Confidential Information (or derivatives thereof)), shall be the property of MEDPACE.

13.	PATENT RIGHTS

13.1
MEDPACE shall disclose promptly to SPONSOR any and all inventions, discoveries, know-how and improvements conceived or made by MEDPACE while providing Services to SPONSOR pursuant to the Agreement, whether or not constituting an improvement, alteration, enhancement, modification, or extension of use of SPONSOR’s proprietary rights (“Project IP”).

13.2
Subject to Section 12.4, all Project IP shall belong exclusively to APIL, and MEDPACE agrees to assign all its interest therein to APIL or its nominee; whenever requested to do so by SPONSOR or APIL.  MEDPACE shall execute any and all applications, assignments, or other instruments and give testimony which SPONSOR or APIL shall deem necessary to apply for and obtain a patent in the United States of America and/or other country worldwide, or to protect otherwise APIL’s interests, and APIL shall compensate MEDPACE on a reasonable basis for the time devoted to said activities and reimburse it for reasonable out of pocket expenses incurred.

14.	PUBLICITY

14.1
MEDPACE shall not make any public announcements concerning this Agreement or the subject matter hereof, nor use SPONSOR’s name, logo or trademark in any communication, release, notice or other publication, without the prior written consent of SPONSOR.

14.2	Save as provided in Section 11.6, SPONSOR may not use MEDPACE’s name, logo or trademark in any communication, release, notice or other publication without the express prior written consent of MEDPACE.

14.3
Publication of any Project Results or Project IP from any Project or any information relating thereto (including that any such Project has commenced, taken place, or completed) shall, subject only to disclosure requirements imposed by applicable Regulatory Requirements, be within the sole and absolute discretion of the SPONSOR and MEDPACE shall not make any publication in relation thereto without the prior written consent of SPONSOR.

14.4
Without prejudice to any other provisions of this Agreement, MEDPACE recognizes that Amarin Corporation plc (“Amarin”), an Affiliate of SPONSOR, is a publicly limited company listed on NASDAQ.  Project Results will likely comprise material non-public information of Amarin and the strictest procedures will require to be followed by MEDPACE and SPONSOR to safeguard the confidentiality of all such information prior to any disclosure by Amarin or any Affiliate of Amarin.  SPONSOR and MEDPACE shall agree a policy which the Parties will be required to follow as regards communication between SPONSOR and MEDPACE of any Project Results prior to Amarin’s ultimate public disclosure of same.

15.	SECURITY AND DISPOSITION OF PROJECT FILES

15.1
MEDPACE shall use best efforts, including, but not limited to, periodic backup of computer files, to prevent the loss or alteration of the Project Results, SPONSOR Confidential Information, case report forms, and all other SPONSOR materials, documentation and correspondence (“Project Records”).  MEDPACE shall comply in all respects with all applicable Regulatory Requirements concerning the validation, maintenance, creation and storage of records, including electronic records.

15.2
At appropriate time points or upon completion of Services under a Task Order or upon the written request of SPONSOR, MEDPACE shall transfer all Project Records to SPONSOR.  MEDPACE shall have the right to retain one copy of any Project Records necessary solely to meet applicable Regulatory Requirements or MEDPACE’s own internal audit requirements, so long as it continues to maintain the confidentiality requirements of Article 11.

15.3
Project Records shall be retained by MEDPACE for the period required under applicable Regulatory Requirements.  Thereafter, MEDPACE shall, at the written request of SPONSOR, return or destroy such Project Records in accordance with the written instructions of SPONSOR.

15.4
After the completion of each Project, MEDPACE shall provide all reasonable assistance in relation to any subsequent questions raised by SPONSOR or its Affiliates.   MEDPACE shall charge SPONSOR for all such data queries at the rate specified in the relevant Task Order.

16.	SPONSOR OBLIGATIONS

16.1
SPONSOR acknowledges that the performance of the Services by MEDPACE will require the co-operative involvement of SPONSOR and MEDPACE, and SPONSOR hereby agrees to provide such assistance as may be reasonably necessary to enable MEDPACE to perform the Services.

17.	INDEMNIFICATION

17.1	Indemnification by SPONSOR

SPONSOR shall indemnify, defend and hold harmless MEDPACE and its Affiliates from and against any and all damages, losses, liabilities, costs or expenses (collectively  “Damages”), resulting or arising from any third-party claims, demands, assessments, actions, suits, investigations or proceedings (collectively “Claims”), relating to or arising from or in connection with the performance of the Services by MEDPACE under any Task Order (including but not limited to any Damages arising from or in connection with any study, test, device, product or potential product to which this Agreement relates), to the extent such Claims or Damages have not resulted from MEDPACE’s negligent act or omission, or willful misconduct, or a breach of any applicable Regulatory Requirement, or breach of this Agreement, any Task Order or Project Protocol by MEDPACE.

17.2	Indemnification by MEDPACE

MEDPACE agrees to indemnify, defend and hold harmless SPONSOR and its Affiliates from and against any and all Damages resulting or arising from Claims relating to or arising from or in connection with the performance of the Services by MEDPACE under any Task Order to the extent that such Claims or Damages have resulted from any negligent act or omission or willful misconduct of MEDPACE, or a breach of any applicable Regulatory Requirement, or a breach of this Agreement, any Task Order or Project Protocol by MEDPACE.

17.3	Limitation for fraud etc

Nothing in this Agreement shall limit the liability of any Party for fraud, or limit the liability of any Party to any third party under applicable laws where any act or omission of any Party results in death or personal injury.

17.4	Process for Indemnification, Defense and/or Settlement of Claims

Any Party providing indemnification under this Agreement shall have the right to control the defense and settlement of any Claims.  The party seeking to be indemnified shall have the right to obtain separate legal counsel at its own expense if it so chooses.  The party seeking to be indemnified shall reasonably cooperate in the defense of any Claims and provide prompt notice to the indemnifying party of any Claims for which indemnification is sought.  The indemnifying party shall reasonably and regularly consult with the party seeking to be indemnified in relation to the progress and status of such Claim.  The party seeking to be indemnified shall not acknowledge the validity of, compromise or otherwise settle any Claim without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld.  The Party seeking indemnification shall take all reasonable steps to mitigate any loss or liability in respect of any Claim or Damages.

17.5	Insurance

17.5.1	MEDPACE shall, at its own cost and expense, obtain and maintain in full force and effect the following insurance during the Term:

17.5.1.1	General Liability Insurance with a per-occurrence limit of not less than $1,000,000;

17.5.1.2	Employers Liability Insurance with a per-occurrence limit of not less than $1,000,000 per accident;

17.5.1.3	Professional Services Errors & Omissions Liability Insurance with per-occurrence limit of not less than $10,000,000.

17.5.2	SPONSOR shall, at its own cost and expense, obtain and maintain in full force and effect the following insurance during the Term:

17.5.2.1	General Liability Insurance with a per-occurrence limit of not less than an amount equivalent to €5,000,000;

17.5.2.2	Employers Liability Insurance with a per-occurrence limit of not less than an amount equivalent to €13,000,000 per accident;

17.5.2.3	Products Liability Insurance (for clinical trial activity only) with a per-occurrence limit of not less than an amount equivalent to €7,500,000.

17.5.3
MEDPACE and SPONSOR shall furnish certificates of insurance evidencing the required insurance policies to the other as soon as practicable after the Effective Date and within 30 days after renewal of such policies.  In the event that any of the required policies of insurance are written on a claims made basis, then MEDPACE and SPONSOR shall ensure that such policies shall be maintained during the entire Term and shall use reasonable endeavours to ensure that such policies shall be maintained for a period of not less than 3 years following the expiration or termination of this Agreement.  Each insurance policy that is required under this Agreement shall be obtained from an insurance carrier with an A.M. Best rating of at least A-VII.  MEDPACE and SPONSOR shall ensure that each of the required policies include a general indemnity to principal clause.

17.5.4
With respect to each Project, MEDPACE shall, prior to the commencement of any Services in relation thereto, inform SPONSOR of any discrepancies between its insurance cover and the policy exclusions thereunder and the relevant Project Protocol.

18.	LIMITATION OF LIABILITY

18.1
Notwithstanding the terms of Article 17 above, in no event shall SPONSOR or MEDPACE be liable by reason of any representation or warranty, condition or other term or any duty of common law, or under the express terms of this agreement, for any consequential, special or incidental or punitive loss or damage (whether for loss of current or future profits, loss of enterprise value or otherwise) and whether occasioned by the negligence of the respective parties, their employees or agents or otherwise, even if the breaching party has been advised of the possibility of such damages.

19.	MONITORING, INSPECTIONS, AUDITS AND NOTIFICATIONS

19.1	Inspections/Audits

19.1.1
Subject to Section 19.1.2, SPONSOR shall have the right, upon at least ten (10) business days’ prior written notice to MEDPACE, to examine the standard operating procedures, quality systems, facilities, books, records, papers, files and documentation, including computer files, data bases and records, at MEDPACE’s facilities and the facilities of any Subcontractors, to determine the adequacy of such records, to ensure the Services are being performed in accordance with this Agreement, the approved Task Orders and all applicable Regulatory Requirements, and/or to examine the financial records of MEDPACE as may be reasonably necessary to verify Pass-through Costs incurred during the performance of the Services.  Such inspections and audits (each a “SPONSOR Inspection”) shall be conducted during normal business hours.

19.1.2
In the event that SPONSOR suspects that MEDPACE, or any Subcontractor, may be in breach of this Agreement, including without limitation its obligations to comply with GMP and/or GCP (as applicable), SPONSOR shall have the right, upon at least three (3) business days’ prior written notice to MEDPACE, to conduct a SPONSOR Inspection at MEDPACE’s facilities and the facilities of any Subcontractor.

19.1.3
If any Regulatory Agency requests to inspect any books, records, data of MEDPACE or any Subcontractor, relating to the Services, MEDPACE shall immediately notify SPONSOR and shall promptly notify SPONSOR of the outcome of any such inspection (each a “Regulatory Inspection”) within five (5) business days of such outcome becoming known to MEDPACE.

19.1.4	Internal Audits

19.1.4.1
In the event that MEDPACE or any Subcontractor, conducts an internal audit that relates in any way to the Services (an “Internal Audit”) at the request and expense of SPONSOR, then MEDPACE shall, and shall procure that all relevant Subcontractors shall, furnish to SPONSOR a copy of the final report in respect of such Internal Audit (the “Internal Audit

Report”) within ten (10) business days of the Internal Audit Report being issued.

19.1.4.2
In the event that MEDPACE or any Subcontractor conducts an Internal Audit at its own expense, then MEDPACE shall, and shall procure that such Subcontractor shall, furnish to SPONSOR a copy of the Internal Audit Report in a timely fashion once such report has been issued, provided that MEDPACE shall, and shall procure that such Subcontractor shall, notify SPONSOR of any critical findings in such Internal Audit Report within three (3) days of the Internal Audit Report being issued.

19.1.5
MEDPACE shall, and shall procure that all Subcontractors shall, provide all necessary assistance including making available members of its staff and providing access to all relevant facilities and all requested records, to facilitate such SPONSOR Inspections, Regulatory Inspections and Internal Audits.

19.1.6
Except as otherwise agreed in writing with SPONSOR, MEDPACE shall at its own cost and expense, and shall procure that each Subcontractor shall at its own cost and expense, take all reasonable steps required by SPONSOR or any relevant Regulatory Agency to cure any deficiencies found in any relevant Internal Audit, SPONSOR Inspection, Regulatory Inspection, or other inspection or investigation within ten (10) business days of the relevant report being issued or of MEDPACE or the relevant Subcontractor,  becoming aware of such deficiency.

19.1.7
For the avoidance of doubt, the rights of SPONSOR relating to inspections and audits as set out in this Section 19.1 shall apply to any third party acting on behalf of SPONSOR, provided there is a confidentiality agreement in place between SPONSOR and such third party on terms to be agreed between SPONSOR and such third party.

19.2	Standard Operating Procedures

19.2.1	MEDPACE SOPs

19.2.1.1	MEDPACE shall, promptly following the Effective Date, provide SPONSOR with a list of all of SOPs of MEDPACE relating to the performance of the Services (the “MEDPACE SOPs”).

19.2.1.2	On an annual basis thereafter, MEDPACE shall provide SPONSOR with an updated list of MEDPACE SOPs.

19.2.1.3	MEDPACE shall promptly notify SPONSOR of any material updates to the MEDPACE SOPs that are made during the period between each annual update.

19.2.1.4	Upon request from SPONSOR, MEDPACE shall provide copies of the MEDPACE SOPS to SPONSOR.

19.2.2	Subcontractor SOPs

19.2.2.1
MEDPACE shall procure that, promptly following the date upon which a Subcontractor commences the performance of Services, each Subcontractor shall provide SPONSOR with a list of all SOPs of such Subcontractors relating to the performance of the Services (the “Subcontractor SOPs”).

19.2.2.2	MEDPACE shall procure that, on an annual basis thereafter, each Subcontractor shall provide SPONSOR with an updated list of Subcontractor SOPs.

19.2.2.3	MEDPACE shall procure that each Subcontractor shall promptly notify SPONSOR of any material updates to the Subcontractor SOPs that are made during the period between each annual update.

19.2.2.4	Upon request from SPONSOR, MEDPACE shall procure that each Subcontractor shall provide copies of the Subcontractor SOPS to SPONSOR.

19.2.3
MEDPACE shall not, and shall procure that each Subcontractor shall not, commence the performance of any Services until SPONSOR has approved the relevant SOPs of MEDPACE and the relevant Subcontractors.

19.3	Oversight of the Projects

19.3.1
MEDPACE will actively oversee the progress of the Projects, and ensure that they are conducted, recorded, and reported in accordance with this Agreement, applicable Task Orders, the agreed SOPs, GCP, GLP, GMP, and other applicable Regulatory Requirements. Any deviations will be recorded and reported to SPONSOR as defined in the relevant Task Orders.

19.3.2
MEDPACE shall, and shall procure that all Subcontractors shall, at all times make available to SPONSOR, or to the responsible Regulatory Agency, relevant records, programs and data as may reasonably be requested by SPONSOR or which is the subject of a Task Order.

19.3.3
MEDPACE shall procure that SPONSOR shall have the right at any time to visit any of the facilities where MEDPACE and the Subcontractors are performing any of the Services in order to monitor the operations of MEDPACE and the Subcontractors hereunder.

19.3.4
During such monitoring visits, SPONSOR shall have the right to inspect the work being done and materials used, to observe the procedures being followed, to examine the books, records and other data relevant to the Services.

19.4	Notification of suspected fraud or misconduct

19.4.1
Subject to Section 19.4.2, MEDPACE shall adhere to all Regulatory Requirements with respect to notification to SPONSOR regarding suspected fraud or misconduct by MEDPACE, any Institution, Investigator or Subcontractor in the conduct of any Project.

19.4.2	MEDPACE shall notify SPONSOR within one (1) business day of becoming aware of any suspected fraud or misconduct in the conduct of any Project.

19.4.3
Where any Subcontractor suspects any fraud or misconduct in the conduct of any Project, Medpace shall procure that such Subcontractor shall notify SPONSOR and MEDPACE within one (1) business day of becoming aware of any suspected fraud or misconduct in the conduct of any Project.

19.4.4
If the initial notification is verbal, written confirmation shall be sent to SPONSOR by MEDPACE, and where applicable by the relevant Subcontractor, within one (1) working day of such initial notification.

19.5	Institutions/Investigators

19.5.1
MEDPACE acknowledges that, under the Clinical Study Agreement, Institution is obliged to make certain notifications to MEDPACE regarding the outcome of inspections carried out by Institution and/or by any regulatory agencies, that MEDPACE has certain rights to conduct certain inspections and audits of Institutions and/or Investigator, and that MEDPACE has certain rights to oversee the progress of the Study.

19.5.2
MEDPACE shall immediately notify SPONSOR of any notifications it receives from any Institution regarding such inspections by Institution and/or any Regulatory Agency, or the outcome of any inspection or audit conducted by MEDPACE of the Institution and/or Investigator, or of any observations MEDPACE makes while overseeing the Study, as soon as it becomes aware of same.

20.	DEBARMENT

20.1     MEDPACE hereby represents, warrants, and certifies that neither it nor any of its officers, directors, owners, principals or employees has been or will be at any relevant time hereunder debarred by any Regulatory Agency under any applicable Regulatory Requirement, including without limitation by the FDA under Section 306 of the Federal Food, Drug and Cosmetic Act, 21 U.S.C. §335a.

20.2
MEDPACE hereby represents, warrants, and certifies that it has not and shall not use in any capacity the services of any individual, corporation, partnership, or association (including without limitation any Institution, Investigator or Study Personnel) who:

20.2.1
is under investigation by any Regulatory Agency under any applicable Regulatory Requirement, including without limitation by the FDA, for a debarment action or is presently debarred pursuant to Section 306 (a) and/or Section 306 (b) of the Federal Food Drug and Cosmetic Act (21 U.S.C. 335(a) and b) as published in the Federal Register (FR)); or

20.2.2
has a disqualification hearing pending or has been disqualified by any Regulatory Agency under any Regulatory Requirement, including without limitation the FDA, pursuant to US 21 CFR Section 312.70 or its successor provisions.

20.3	If, during the term of this Agreement, any person or entity referred to in Section 20.1 or Section 20.2:

20.3.1	comes under investigation by any Regulatory Agency, including without limitation the FDA, for debarment or disqualification; or

20.3.2	is debarred or disqualified by any Regulatory Agency, including without limitation the FDA; or

20.3.3	engages in any conduct or activity which could lead to any of the above mentioned disqualification or debarment actions;

MEDPACE shall immediately notify SPONSOR in writing of same.

21.	NON SOLICITATION

Neither SPONSOR nor MEDPACE nor their Affiliates shall during the Term and for a period of twelve months following its termination, either directly or indirectly, hire any employee of the other Party with whom it comes into contact as a result of providing the Services, or recruit, solicit, or entice any such person to become employed by it or any Affiliate and shall not approach any such employee for such purpose or encourage, authorize or approve the taking of such action by any other person.  The Parties agree that any breach of this provision would cause irreparable harm and that, in addition to any and all other available remedies, injunctive relief, without the necessity of a bond or other security, shall be appropriate and available.

The terms “hire” or “recruit, solicit, or entice” shall not be deemed to include general solicitations of employment not specifically directed towards employees of a party or any of its Affiliates, for example general press advertisements.

22.	ENTIRE AGREEMENT AND AMENDMENTS/MODIFICATIONS

This Agreement contains the full understanding of the Parties with respect to the subject matter hereof and supersedes all existing agreements and all other oral, written or other communications between the Parties concerning the subject matter hereof.  This Agreement shall not be amended, modified or supplemented in any way except in writing and signed by a duly authorized representative of SPONSOR, APIL and MEDPACE.

23.	GOVERNING LAW

This Agreement and the performance hereof shall be governed, interpreted and construed in all respects by the internal laws of the State of New York and the parties hereby submit to the non-exclusive jurisdiction of the courts of New York, New York to resolve all disputes and claims arising under this Agreement or any Task Order.

24.	NO WAIVER

No waiver of any term, provision, or condition of this Agreement shall be deemed effective unless contained in a written document signed by the Party charged with such waiver, and no such waiver shall be deemed to be or construed as a further or continuing waiver of any such term, provisions, or conditions, or of any other term, provision, or condition of this Agreement.

25.	INDEPENDENT CONTRACTOR

In fulfilling its obligations pursuant to this Agreement, each Party shall be acting as an independent contractor.  No Party is granted any right or authority hereunder to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of any other Party.

26.  FORCE MAJEURE

No Party shall be liable or deemed to be in default for any delay due to causes beyond the reasonable control of the Party, such as war, acts or threats of terrorism, civil disorders, acts of God, or government action; provided, that the affected Party promptly notifies the other of the cause and its effects on the Services to be performed hereunder and that any such delay or failure shall be remedied by such Party as soon as practicable.  Financial difficulty shall never be deemed a force majeure event.

27.	SEVERABILITY

27.1	If any provision in this Agreement is agreed by the Parties to be, or is deemed to be, or becomes invalid, illegal, void or unenforceable under any law that is applicable hereto:-

27.1.1	such provision will be deleted; and

27.1.2	the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired or affected in any way.

28.	ASSIGNMENT

28.1	Except as set forth herein, no Party shall assign this Agreement or any Task Order except with the express prior written consent of the other Party.

28.2	Notwithstanding anything contained herein, SPONSOR and APIL may assign this Agreement and/or any Task Order to any Affiliate or to a Successor, without the prior written consent of MEDPACE.

28.3	As used herein, “Successor” means any entity which acquires all or substantially all of the assets or shares of a Party or any entity into which a Party is merged.

29.	CONFLICTS BETWEEN AGREEMENTS

In the event that there is any conflict between the provisions of this Agreement and any duly executed Task Order, this Agreement shall prevail, unless the Task Order clearly states that in the event of such conflict, it shall control.

30.	FURTHER ASSURANCES

At the request of any of the Parties, the other Parties shall (and shall use reasonable efforts to procure that any other necessary third parties shall) execute and do all such documents, acts and things as may reasonably be required subsequent to the signing of this Agreement for assuring to or vesting in the requesting Party the full benefit of the terms hereof.

31.	SURVIVING PROVISIONS

The provisions of Sections 8, 9, 10, 11, 12, 13, 14, 15, 17, 18, 19, 21, 23, 30 and this Section 31 shall survive the termination of this Agreement or any Task Order.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date of last signature below.

MEDPACE, INC.

Signature:__________________________

By:________________________________
(Print Name)
Title: ______________________________

Date: ______________________________

AMARIN PHARMA INC

Signature:__________________________

By:________________________________
(Print Name)
Title: ______________________________

Date: ______________________________

AMARIN PHARMACEUTICALS IRELAND LIMITED

Signature:__________________________

By:________________________________
(Print Name)
Title: ______________________________

Date: ______________________________

EXHIBIT A

FORM OF TASK ORDER

MEDPACE Task Order Number: ______________

MEDPACE Project Number: ______________

This Task Order, dated as of the date of last signature below, is between Medpace Inc. (“MEDPACE”), Amarin Pharma Inc (“SPONSOR”) and Amarin Pharmaceuticals Ireland Limited (“APIL”).

RECITALS:

WHEREAS, MEDPACE, SPONSOR and APIL have entered into that certain Master Services Agreement dated  __________________  (the “Master Services Agreement”); and

WHEREAS, pursuant to the Master Services Agreement, MEDPACE has agreed to perform certain Services in accordance with this Agreement, the relevant Task Orders, and the relevant Project Protocol, from time to time entered into by the Parties and SPONSOR, APIL and MEDPACE now desire to enter into such a Task Order; and

WHEREAS, MEDPACE, SPONSOR and APIL desire that MEDPACE provide certain services with respect to ______ (the “Project”) for the study of the product ________ (“Study Product”) as set out in the Protocol Number: ____________, which is attached hereto as Appendix 1;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties hereby agree as follows:

1.
Scope of Work:  MEDPACE shall perform the services described in the Scope of Work, attached hereto as Appendix 2, in accordance with the Project Schedule, attached hereto as Appendix 3 and any other documents attached to and specifically referenced in this Task Order (“Services”)

2.
Compensation:  For performance of these Services, SPONSOR shall pay to MEDPACE an amount equal to the Project Budget set forth in Appendix 4, which amount shall be payable pursuant to the Payment Schedule set forth in Appendix 5.  The Project Budget is provided for cost analysis purposes.  It is agreed that all fees are fixed prices unless the underlying assumptions (including without limitation trial duration, number of sites/patients, services provided) change and all such changes shall be agreed and documented in a Change Order in accordance with Section 6 of the MSA.  After staff are assigned, costs are incurred based upon allocation of staff capacity.  The provisions of Article 7 of the Master Services Agreement shall apply to all payments due under this Task Order.

3.
Transfer of Obligations:  Sponsor Obligations transferred to MEDPACE by SPONSOR (consistent with the regulations set forth in 21 C.F.R. Section 312, Subpart D) and all other Regulatory Requirements are identified in Appendix 6.

4.
Master Services Agreement. The provisions of the Master Services Agreement are hereby expressly incorporated by reference into and made a part of this Task Order.  Defined terms used in this Task Order shall have the meaning given to such terms in the Master Services Agreement unless defined otherwise herein.  In the event of any conflict between any provisions of this Task Order and the Master Services Agreement, the provisions of the Master Services Agreement shall prevail.

IN WITNESS WHEREOF, the Parties have hereunto signed this Task Order effective as of the day and year first written above.

MEDPACE, INC.

Signature:__________________________

By:________________________________
(Print Name)
Title: ______________________________

Date: ______________________________

AMARIN PHARMA INC.

Signature:__________________________

By:________________________________
(Print Name)
Title: ______________________________

Date: ______________________________

AMARIN PHARMACEUTICALS IRELAND LIMITED

Signature:__________________________

By:________________________________
(Print Name)
Title: ______________________________

Date: ______________________________

List of Appendices:

Appendix 1:  Protocol
Appendix 2:  Scope of Work
Appendix 3:  Project Schedule
Appendix 4:  Project Budget
Appendix 5:  Payment Schedule
Appendix 6:  Trial Master Plan

EXHIBIT B
TEMPLATE FORM CLINICAL STUDY AGREEMENT

EXHIBIT C

SAMPLE CHANGE ORDER

This CHANGE ORDER dated as of the date of last signature below

BETWEEN

(1)	AMARIN PHARMA INC whose principal place of business is at Mystic Packer Building, 12 Roosevelt Avenue Mystic, Connecticut, CT 06355 (“SPONSOR”);

(2)	AMARIN PHARMACEUTICALS IRELAND LIMITED whose registered office is at 1st Floor, Block 3, The Oval, Shelbourne Road, Ballsbridge, Dublin 4, Ireland (“APIL”); and

(3)	MEDPACE INC., of 4620 Wesley Avenue, Cincinnati, Ohio 45212, US (“MEDPACE”)

WHEREAS

A.	SPONSOR, APIL and MEDPACE are bound by the terms of the Master Services Agreement dated ________________, 2009 (the “Master Agreement”).

B.	SPONSOR, APIL and MEDPACE executed a task order on ________________, 200_ (the “Task Order”).

C.	SPONSOR, APIL and MEDPACE now wish to amend certain details of the Task Order on the terms as set out below.

THE PARTIES NOW HEREBY AGREE AS FOLLOWS:

1	The parties agree to amend the Task Order as follows:

Details of Change Required	Change Value
[insert details of changes to budget, timelines, payment schedule]

Date to Implement Change:	DD MMM YYYY

2	Except as expressly set forth in this Change Order, all other terms and conditions of the Master Agreement and the Task Order remain the same.

3	Unless otherwise defined herein, all defined terms used in this Change Order shall have the meaning given to such terms in the Master Agreement and the Task Order.

SIGNED BY

MEDPACE, INC.

Signature:__________________________

By:________________________________
(Print Name)
Title: ______________________________

Date: ______________________________

AMARIN PHARMA INC.

Signature:__________________________

By:________________________________
(Print Name)
Title: ______________________________

Date: ______________________________

AMARIN PHARMACEUTICALS IRELAND LIMITED

Signature:__________________________

By:________________________________
(Print Name)
Title: ______________________________

Date: ______________________________